Exhibit 10.38

EMPLOYMENT AGREEMENT made in Montreal, on March 8, 2012 (the “Effective Date”).

BY AND BETWEEN:	ENERKEM CORPORATION, a corporation incorporated under the laws of Delaware, having a place of business at 1010 Sherbrooke Street West, Suite 1610, Montréal, Québec, H3A 2R7, Canada;

(hereinafter, the “Corporation”)

AND:	TIMOTHY J. CESAREK, domiciled and residing at 21126 King River Point, Kingwood TX 77346;

(hereinafter, the “Executive”)

WHEREAS the Corporation desires to employ the Executive on a full-time basis and the Executive wishes to be employed by the Corporation;

WHEREAS the Parties consequently desire to enter into this Employment Agreement setting forth the terms and conditions of the employment of the Executive with the Corporation from and after the Effective Date and the benefits attaching thereto.

NOW, THEREFORE, the Parties agree as follows:

1.                                      INTERPRETATION

1.1                               Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

1.1.1                     “Affiliate” means any Person which controls, is controlled by, or is under common control with a Party; and “control” means the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest;

1.1.2                     “Agreement” shall mean this Employment Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

1.1.3                     “Base Salary” shall have the meaning attributed thereto in Article 4;

1.1.4                     “Basic Payments” shall mean an amount equal to the aggregate of:

(a)                                  earned but unpaid Base Salary;

(b)                                  unpaid business expense reimbursement;

(c)                                  amounts with respect to accrued but unused vacation days;

1.1.5                     “Business” shall mean all business and operations relating to the preparation and conversion of various carbon-rich feedstock, such as biomass, municipal solid waste and other waste material into synthetic gas, the conditioning and reforming of synthetic gas; and the use or conversion of synthetic gas for the production of steam, electricity, fuels and/or chemicals;

1.1.6                     “Cause” shall mean the occurrence of any one of the following acts or events by or relating to the Executive:

(a)                                  habitual inability to carry out functions of employment due to alcohol or drug related causes;

(b)                                  any material breach of this Agreement by the Executive not cured within ten (10) days after written notice thereof (provided however that no notice shall be given in the event of a breach by the Executive of any of the restrictive covenants which are set forth in Articles 9, 10, 11, 12, 13, 14 and 15);

(c)                                  theft or fraud of or from the Corporation or any other act of dishonesty;

(d)                                  failure by the Executive to act honestly and in the best interest of the Corporation;

(e)                                  any failure by the Executive to follow the reasonable and lawful directions of the CEO or any failure to act in the best interest of the Corporation;

(f)                                    any behaviour of the Executive or any conviction of a crime (other than traffic violations and minor misdemeanours), causing harm or damage to the Corporation’s public image or relations with authorities;

(g)                                 any actions or omissions on the part of the Executive constituting gross misconduct or negligence resulting in material harm to the Corporation;

(h)                                 the Executive or any member of the Executive’s family making personal profit out of or in connection with a transaction or a business opportunity in which the Corporation is involved or to which it is associated, without making disclosure to and seeking the prior written consent of the CEO; or

(i)                                    any act or omission of the Executive which, pursuant to applicable law, constitutes just and sufficient cause or serious reason for termination of employment without notice, payment in lieu of notice or any indemnity whatsoever;

1.1.7                     “CEO” shall mean the President of the Corporation;

1.1.8                     “Change of Control” shall mean the occurrence of either (i) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, by way of take-over bid, amalgamation, merger or other similar procedure, of issued shares of the Corporation (or the Corporation’s parent company, Enerkem Inc.) representing more than fifty percent (50%) of the votes attaching to all previously outstanding voting shares of the Corporation (or the Corporation’s parent company, Enerkem Inc.); or (ii) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, of all or substantially all of the assets of the Corporation (or the Corporation’s parent company, Enerkem Inc.). If required for compliance with Section 409A, in no event will a Change of Control be deemed to have occurred if such acquisition or transaction is not also a “change in the ownership or effective control of” the Corporation (or the Corporation’s parent company, Enerkem Inc.) or “a change in the ownership of a substantial portion of the assets of” the Corporation (or the Corporation’s parent company, Enerkem Inc.) as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder);

1.1.9                     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended;

1.1.10              “Confidential Information” shall mean, all knowledge, data, information or materials in whatever form (oral, written, machine-readable or otherwise) pertaining to, relating to or otherwise concerning the Corporation, its Affiliates including, without limiting the generality of the preceding, its business (including the Business), activities, customers (including the Customers), prospective customers, suppliers, distributors, employees, consultants, stockholders, officers or directors that is acquired or disclosed to the Executive by the Corporation, its Affiliates, or their officers, directors, stockholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors; provided however, that the phrase “Confidential Information” shall not include information that:

(a)                                  is in the public domain or is generally known in the industry in which the Corporation operates, without any fault or responsibility of the Executive; or

(b)                                  is approved by the CEO for disclosure by the Executive prior to its actual disclosure;

1.1.11              “Consulting Services Agreement” shall have the meaning set forth in Section 5.2.

1.1.12              “Corporation” shall have the meaning set forth in the preamble;

1.1.13              “Customer” shall mean any and all Persons having purchased the Corporation’s (or the Corporation’s Affiliates) goods or services in connection with the Business at any time during the two (2) years preceding the termination of the Executive’s employment or with whom the Corporation (or a Corporation’s Affiliate) is in negotiation at the time the Executive’s employment is terminated with a view to selling or providing goods or services, in connection with the Business, to such Person;

1.1.14              “Effective Date” shall have the meaning set forth in the preamble;

1.1.15              “Executive” shall have the meaning set forth in the preamble;

1.1.16              “Good Reason” shall mean the occurrence of any one of the following acts or events without the prior written consent of the Executive:

(a)                                  a material reduction in the Executive’s duties (including responsibilities and/or authorities), provided that such reduction does not directly result from the Executive’s substandard performance of his duties; or

(b)                                  the material breach by the Corporation of this Agreement;

provided, however, that in any case, the Executive must (A) provide the Corporation with written notice of the occurrence of such act or event within thirty (30) days after such act or event first occurs, (B) allow the Corporation thirty (30) days to cure such act or event, and (C) if the Corporation does not cure such act or event within such period, the Executive’s resignation is effective not later than sixty (60) days after the conclusion of such cure period.

1.1.17              “Incapacity” shall mean any medical condition whatsoever (including physical or mental illness) which leads to the Executive’s absence from his job functions for a continuous period of six (6) months without the Executive being able to resume functions at the expiration of such period and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such six (6) month period. If required for compliance with Section 409A, in no event will the Executive’s Incapacity be deemed to have occurred unless the Executive is considered “disabled”, as determined under Section 409A(a)(2)(c)(i) of the Code and Treasury Regulations Section 1.409A-3(i)(4);

1.1.18              “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

(a)                                  all inventions, patentable or not patentable, patents, trademarks, trade names, works, copyrights, industrial designs, trade secrets, integrated circuits topographies and any similar or equivalent rights to any of the foregoing anywhere in the world; and

(b)                                  all domestic and foreign registrations, applications and renewals thereof for registration of the foregoing;

1.1.19              “Involuntary Termination” shall have the meaning attributed thereto in Section 19.2;

1.1.20              “Option” shall have the meaning attributed thereto in Section 6.1;

1.1.21              “Parties” shall mean, collectively, the Corporation and the Executive;

1.1.22              “Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning;

1.1.23              “Plan” shall have the meaning attributed thereto in Section 6.1;

1.1.24              “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect;

1.1.25              “Severance Benefit” shall have the meaning attributed thereto in Section 19.2;

1.1.26              “Suppliers” means any Person who provides or has provided, to Enerkem or any of its Affiliates, in the last two (2) year period prior to the termination of this Agreement, goods, including feedstock and equipment, or services, including services in the field of engineering;

1.1.27              “Territory” means Canada, the United States of America and any country into which the Executive develops business relations in the course of his employment by the Corporation;

1.1.28              “Works” shall mean all discoveries, inventions, improvements, innovations, processes, integrated circuits topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, data, works of authorship, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly, in whole or in part, an inventor, discoverer, author, conceiver or originator and which (i)

is directly or indirectly related to the Business or to the Corporation’s or any of its Affiliates’ demonstrably anticipated processes, research or development which the Executive had access to or knowledge of or (ii) results from the use of equipment, supplies, facilities, Confidential Information or Intellectual Property Rights of the Corporation or any of its Affiliates.

1.2                               Preamble. The preamble hereof shall form an integral part of this Agreement.

1.3                               Currency. Unless otherwise specified, an amount in currency is in U.S. dollars.

1.4                               Time and Day. Unless otherwise specified, a reference to time is to the time in Montréal, Province of Québec, Canada;

1.5                               Statutory Reference. Unless the context otherwise requires, a legislative or regulatory reference refers to it as it may be amended, re-enacted or replaced or, if repealed and not replaced, to it as it is in effect immediately before it is repealed.

1.6                               Extended Meaning. Unless the context otherwise requires, words importing gender include both genders and vice versa and words importing the singular include the plural and vice versa.

1.7                               Entire Agreement. This Agreement, including all documents attached hereto or specifically referred to, constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements, quotes, discussions, negotiations and representations, whether oral or written, related to its subject matter.

1.8                               Headings and Reference. The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. “Article”, “Section”, “Subsection” or “Exhibit” refers to the specified article, paragraph, subparagraph, other subdivision or schedule of or to this Agreement.

2.                                      DUTIES

2.1                               Position. The Executive shall hold the full-time position of Senior Vice-President Business Development — North America.

2.2                               Direct Report. The Executive shall report to the CEO. The Corporation reserves the rights to modify the reporting relationship from time to time.

2.3                               Duties and Responsibilities. The Executive’s duties and responsibilities shall include, in addition to those inherent to the Executive’s title and normally pertaining to such title, those compatible with the Executive’s position and which the CEO may delegate to him from time to time.

2.4                               Rules and Policies. The Executive shall comply in all material respects with all applicable rules and policies of the Corporation made known to him, from time to time.

3.                                      TERM

The Executive’s employment shall commence on March 8, 2012. This Agreement is hereby concluded for an indeterminate term. The Executive is employed as an employee at will.

4.                                      SALARY

The Executive shall receive an annual base salary of TWO HUNDRED AND SIXTY-FIVE THOUSAND DOLLARS ($265,000), less applicable legal deductions, to be paid in accordance with the Corporation’s standard payroll practices in force from time to time (hereinafter, the “Base Salary”). The Base Salary shall be subject to review and adjustment from time to time by the Corporation, at the Corporation’s sole discretion.

5.                                      BONUS

5.1                               Annual Bonus. The Executive shall be eligible to receive an annual bonus representing up to thirty-five percent (35%) of his Base Salary, the whole subject to attainment of certain milestones mutually agreed upon annually by the Executive and the CEO. To be eligible to any bonus hereunder, the Executive must actively be employed on the date the bonus is paid.

5.2                               First Year Bonus. Notwithstanding Section 5.1, the bonus for the Executive’s first year of employment shall be calculated starting on the effective date (as defined thereunder) of the consulting services agreement entered into between the Executive and the Corporation, (the “Consulting Services Agreement”) (such Consulting Services Agreement is now terminated).

5.3                               Payment. The earned bonus shall be paid within sixty (60) days following the approval, by the Board of Directors of the Corporation, of the Corporation’s audited annual financial statements but in any event no later than six (6) months following the Corporation’s fiscal year end. For greater certainty, no interest shall be payable by the Corporation on the amount of the bonus.

6.                                      LONG TERM INCENTIVE PLAN

6.1                               Stock Options. Provided that Enerkem Inc. makes an initial public offering of its shares and that the Executive is still a full-time employee of the Corporation at the date of the grant as provided below, the Corporation’s parent company, Enerkem Inc., will grant the Executive:

(i)                                    an initial stock option to purchase 10,818 common shares of Enerkem Inc. on the date on which Enerkem Inc. makes an initial public offering of its shares, which option will vest as follows: twenty-five percent (25%) of such option will vest on the first (1st) anniversary of the Effective Date of this Agreement and the remaining will vest in equal monthly amounts (2.083%) over the following three (3) years; and

(ii)                                a second stock option to purchase 8,667 common shares of Enerkem Inc. on a date that is no later than six (6) months after the date on which Enerkem Inc. makes an initial public offering of its shares (or if the six-month period ends during a blackout period, as defined in Enerkem Inc.’s Insider Trading Policy, no later than the day immediately following the end of such blackout period), which option will vest as follows: twenty-five percent (25%) of such option will vest on the first (1st) anniversary of the date of the grant and the remaining will vest in equal monthly amounts (2.083%) over the following three (3) years.

The foregoing grants shall be granted pursuant to Enerkem Inc.’s then-effective equity incentive plan (the “Plan”) and will have an exercise price equal to one hundred percent (100%) of the fair market value of the underlying shares on the date of grant (as determined under the Plan, this Agreement and consistent with Section 409A) (each option being individually referred to as the “Option” and collectively as the “Options”). Each Option shall expire no later than on the seventh (7th) anniversary of the date of the grant, unless earlier terminated in accordance with the Plan and the applicable option agreement to be entered into between the Executive and Enerkem Inc.

6.2                               Vesting in the Event of a Change of Control. In the event of a Change of Control, and subject to Executive’s employment through such time, fifty percent (50%) of the Option that would remain unvested as of the date of such Change of Control will vest immediately prior to the closing of such Change of Control. In addition, if the Option is assumed, continued or substituted by a successor or acquiring entity in the Change of Control, and if the Executive’s employment is terminated by the Corporation (or any successor thereto) without Cause or if the Executive resigns for Good Reason, in either case on or within one hundred and eighty (180) days following the date of such Change of Control, the unvested portion of the Option shall vest immediately upon such resignation for Good Reason or termination without Cause and the outstanding vested Option may be exercised by the Executive for a period of up to ninety (90) days following the date of such termination without Cause or resignation for Good Reason (failing which such Option shall expire and be null and void), provided that in no event shall the Option remain outstanding for a period longer than the original term of the Option.

7.                                      BENEFITS AND VACATION

7.1                               Business Expenses. All reasonable business expenses incurred by the Executive during his employment in connection with the performance of his duties shall be reimbursed by the Corporation, upon submission of invoices or other supporting documentation, in accordance with the Corporation’s policies. If any reimbursements are subject to Section 409A: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

7.2                               Vacation. The Executive shall be eligible to accrue up to four (4) weeks of paid vacation per fiscal year of the Corporation (commencing on April 1st, 2012), to be taken at such times and intervals mutually agreed upon between the Executive and the CEO and in accordance with the Corporation’s policies.

7.3                               No Carry-Forward. Unless otherwise required by applicable wage and hour law, the Executive shall not be entitled to carry forward any vacation days in the years subsequent to the year during which the Executive accrued such vacation.

7.4                               Insurance Coverage. The Employee shall be entitled to participate in the Corporation’s benefit programs and plans which are presently granted (see Appendix 1 hereto) or which, at any time during his employment, may be granted to employees of the Corporation, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute from time to time. The Corporation benefit programs premium will be paid by the Corporation.

7.5                               No Other Benefits. The Executive shall not be entitled to any other benefits or rights except as specifically set forth herein or as required by applicable law.

8.                                      LOYALTY

8.1                               Loyalty. The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation’s legitimate interests.

8.2                               No Other Employment. The Executive agrees to devote his full business time, his skills and best efforts to the Business and affairs of the Corporation. For greater certainty but without limiting the generality of the foregoing, it is understood that the Executive shall not be employed with respect or in relation to, any Person other than the Corporation. The Executive represents that he is not a party to any non- competition or other agreement with any former employer that would bar or restrict his ability to perform his duties to the Corporation, as described herein. The Executive further represents that he has not disclosed (and will not disclose) to the Corporation or use on behalf of the Corporation any trade secrets or confidential information of any former employer.

8.3                               Boards of Directors. Without limiting the generality of the foregoing, the Executive may serve on other boards of directors, subject to the prior approval of the CEO of the Corporation. For greater certainty, nothing in this Section 8.3 shall limit or restrict in any way the obligations of the Executive under Articles 9, 10, 11, 12, 14 and 15 hereof.

9.                                      CONFIDENTIALITY

9.1                               Confidentiality. The Executive shall not, whether directly or indirectly, use, divulge, diffuse, sell, transfer, reproduce, give, circulate or otherwise distribute to any Person or otherwise make public any Confidential Information.

9.2                               Confidential Information. Any document, material or Work composed, assembled or produced, directly or indirectly by the Executive or the Corporation and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be subject to the terms and conditions of this Article 9.

9.3                               Return of Confidential Information. Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive’s employment.

9.4                               Permitted Use of Confidential Information. Notwithstanding Section 9.1 above, the Executive shall have the right to use Confidential Information as required in the performance of his duties, provided that he shall at all times take necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

9.5                               Disclosure Required by Governmental Body or Law. Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given prompt notice thereof to the Corporation and shall have, as reasonably possible, fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate governmental body.

10.                               WORKS

10.1                        Property. In consideration of the compensation that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may, directly or indirectly, invent, discover, author, originate or conceive during his employment and the period under Section 19.2 as applicable and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

10.2                        Obligations. With respect to Works made or conceived by the Executive, whether directly or indirectly, during his employment and the period under Section 19.2 as applicable, the Executive shall perform the following:

10.2.1              promptly disclose and describe in detail such Works in writing to the Corporation with the intention that the Corporation shall have full knowledge and ownership of such Works and practical applications of such Works;

10.2.2              assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all right, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non assignable relating thereto, including but not limited to moral rights in all copyrightable Works or any non-economic rights relating thereto;

10.2.3              deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without compensation to the Executive but at the Corporation’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and transfer all rights and title thereto to the Corporation; and

10.2.4              give reasonable assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to Subsection 10.2.2 to enable it to protect or exploit the Works and Intellectual Property Rights in any country of the world.

11.                               OBLIGATION OF NON-COMPETITION

The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment in all or part of the Territory, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, enter into any discussions regarding employment with, be engaged in, or have any financial interest in any business developing, using, licensing, commercializing or providing products or services, which is covered by the definition of “Business” as contained herein or which competes with the Business. The term “compete” as used herein means to engage, directly or indirectly, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever.

12.                               OBLIGATIONS OF NON-SOLICITATION OF CUSTOMERS AND NON- INTERFERENCE

12.1                        Non-Solicitation of Customers.

12.1.1              The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or procure or assist in the soliciting of any Customer.

12.1.2              The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment, on his own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, accept or procure or assist in the acceptance of any business from any Customer or supply or procure or assist the supply of any goods or services to any Customer, in all or part of the Territory.

12.2                        Non-Interference.

12.2.1              The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer to discontinue or adversely alter such Person’s relationship with the Corporation.

12.2.2              The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, take advantage of or derive a benefit from any business opportunities relating to the Business that the Executive became aware of during his employment with the Corporation, even if the Corporation did not take advantage or exploit such opportunities.

13.                               OBLIGATIONS OF NON-SOLICITATION OF SUPPLIERS

For the duration of this Agreement, and in case of the termination of this Agreement for any reason whatsoever, for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen(15) months under the circumstances described in Section 19.2.2) following the termination of his employment, the Employee shall not, on his own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, solicit any Supplier or procure or assist in the soliciting of any Supplier, for any purpose which competes with the Business.

14.                               OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

The Executive shall not, during his employment and for a period of eighteen (18) months (twelve (12) months under the circumstances described in Section 19.2.1 and fifteen (15) months under the circumstances described in Section 19.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, solicit the employment or service of or otherwise entice away from the employment or service of the Corporation, any individual who is employed by the Corporation or any Person whose consulting services are retained by the Corporation in the eighteen (18) month period preceding the termination of the Executive’s employment, whether or not such individual or Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Corporation.

15.                               NON-DISPARAGEMENT

The Executive shall not, during his employment and for a period of thirty-six (36) months following the termination of his employment, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of the Corporation, its Affiliates and their respective officers, directors, stockholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors.

16.                               ENFORCEMENT

16.1                        Violations. The Executive acknowledges that the restrictions contained in Articles 9, 11, 12, 13, 14, and 15 of this Agreement, in view of the nature of the Business in which the Corporation is engaged and the Executive’s knowledge and expertise in relation thereto, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of the aforementioned restrictions. The Executive further acknowledges that in the event of a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled. Without limiting the generality of the foregoing, the Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in Article 11 are reasonable in light of the circumstances as they exist on the date hereof and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of such provisions.

16.2                        Damages. In case of breach by the Executive of Articles 9, 11, 12, 13, 14 or 15, the Executive shall, upon demand, pay to the Corporation, as damages, the sum of ONE THOUSAND AND FIVE HUNDRED ($1,500) for each day during which said breach continues. The Corporation shall be entitled, instead of requiring the payment provided in this Section 16.2 as a result of said breach, to obtain injunctive or other relief to prevent the continuation of such violation in the future.

16.3                        Survival. It is expressly agreed by the Parties hereto that the provisions of Articles 9, 10, 11, 12, 13, 14, 15, and 16 shall survive the termination of the Executive’s employment.

17.                               PROPERTY OF THE CORPORATION

The Executive acknowledges that any document, equipment or any other property of the Corporation or its Affiliates including, without limitation, any file, Work, document, sample, model, plan, mark-up, film or estimate, directly or indirectly related to the Business, which may be removed from the premises or taken from computers of the Corporation or any of its Affiliates, shall remain the exclusive property of the Corporation or its Affiliates and shall be returned immediately upon request or after the termination of this Agreement.

18.                               TERMINATION OF EMPLOYMENT

18.1                        Termination Events. The Executive’s employment may be terminated in any of the following eventualities:

18.1.1              at any time, for Cause, on simple written notice from the Corporation to the Executive, without any other notice or any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

18.1.2              at any time, upon the death or the Incapacity of the Executive, on simple written notice from the Corporation to the Executive in the case of Incapacity, without any notice, any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

18.1.3              at any time, by the Executive, on thirty (30) days written notice from the Executive to the Corporation, specifying the intention of the Executive to resign, without any severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law or, in the case of resignation for Good Reason, as provided in Article 19 below; or

18.1.4              at any time, by the Corporation, without Cause, on simple written notice from the Corporation to the Executive, without any other notice or any pay in lieu of notice, Severance Benefit or other severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law or as provided in Article 19 below.

18.2                        Resignations. Upon or following the termination of the Executive’s employment for any reason, the Executive agrees to deliver appropriate resignations from all offices and directorship positions with the Corporation and any of its Affiliates, if, as and when requested by the Corporation.

19.                               PAYMENTS UPON TERMINATION OF EMPLOYMENT

19.1                        Basic Payments. Should the Executive’s employment be terminated at any time a) by the Corporation for Cause, b) upon the death or the Incapacity of the Executive or c) upon the Executive’s resignation, the Corporation shall pay to the Executive (or his estate), within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments. The Executive shall not be entitled to receive any pay in lieu of notice, severance pay or any indemnity whatsoever other than the Basic Payments.

19.2                        Payments in Case of Involuntary Termination. If the Executive’s employment is terminated at any time (a) by the Corporation without Cause or (b) upon the Executive’s resignation for Good Reason within one hundred and eighty (180) days following the date of a Change of Control (each, an “Involuntary Termination”), the Corporation shall pay to the Executive the following payment depending on the date of the Involuntary Termination, in each case less statutory deductions at source (the “Severance Benefit”):

19.2.1              three (3) months of Base Salary, if the date of Involuntary Termination is between three (3) months and six (6) months following the effective date (as defined thereunder) of the Consulting Services Agreement;

19.2.2              six (6) months of Base Salary, if the date of Involuntary Termination is between six (6) months and fifteen (15) months following the effective date (as defined thereunder) of the Consulting Services Agreement;

19.2.3              twelve (12) months of Base Salary, if the date of Involuntary Termination is between fifteen (15) months and twenty-four (24) months following the effective date (as defined thereunder) of the Consulting Services Agreement; or

19.2.4              twelve (12) months of Base Salary plus one (1) month of Base Salary per year of service completed beyond twenty-four (24) months, up to an aggregate maximum of eighteen (18) months of Base Salary, if the date of Involuntary Termination is after twenty-four (24) months following the effective date (as defined thereunder) of the Consulting Services Agreement.

19.3                        Irrevocable General Release of Claims. The Severance Benefit is conditioned upon (i) the Executive delivering to the Corporation an effective, irrevocable general release of claims in favour of the Corporation in a form acceptable to the Corporation within sixty (60) days following the Executive’s Involuntary Termination, and (ii) the Executive’s continuing to comply with the Executive’s obligations under Articles 9, 10, 11, 12, 14 and 15 of this Agreement. The Corporation will pay to the Executive the Severance Benefit payable pursuant to Section 19.2 within ten (10) days following receipt of such effective, irrevocable general release of claims. Notwithstanding any other provision of this Agreement to the contrary, in the event that the Severance Benefit is subject to Section 409A, provided that the Executive has delivered such effective, irrevocable general release of claims within such sixty (60) day period, the Corporation will pay to the Executive such Severance Benefit on the sixtieth (60th) day following such Involuntary Termination.

19.4                        No Other Payments. The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

19.5                        Additional Release. In addition to the irrevocable general release of claims required as per the terms of Section 19.3, the Executive shall give to the Corporation a full and satisfactory release upon receipt of the amounts described in this Article 19.

20.                               MISCELLANEOUS

20.1                        Compliance with Section 409A. It is intended that all of the Severance Benefit and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. If the Corporation determines that the Severance Benefit provided under this Agreement or any other payments owed to the Executive because of his Separation from Service (as defined below) constitute “deferred compensation” under Section 409A and if the Executive is a “specified employee” of the Corporation, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit and other payments will be delayed as follows: on the earlier to occur of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service, and (b) the date of the Executive’s death, the Corporation will pay to the Executive a lump sum amount equal to the amount of the Severance Benefit and other payments that would have been made on or prior to such date but for this delay required for compliance with Section 409A, with the balance paid thereafter as originally scheduled. For greater certainty, no interest shall be payable by the Corporation on the amount of the Severance Benefit or other payments so deferred. To the extent that any amount under this Agreement is subject to Section 409A, all references to “termination of employment”, “Involuntary Termination” or similar references shall be deemed to be “Separation from Service” within the meaning of Section 409A and the Treasury Regulations thereunder.

20.2                        Indemnity. The Corporation shall provide an indemnity to the Executive, in his capacity as an officer of the Corporation, in substantially the same form as provided to other officers of the Corporation from time to time.

20.3                        No Contradiction. The restrictive covenants set forth in this Agreement shall not be deemed to be in contradiction with the restrictive covenants set forth in any stockholder agreement in respect of the Corporation to which the Executive may become a party from time to time. Such covenants shall be in addition one to the other.

20.4                        Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the Parties.

20.5                        Severability. Any Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

20.6                        Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties to be bound thereby.

20.7                        Assignment. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive. The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to and be binding upon any successor to all or substantially all of the business and assets of the Corporation, whether by merger, purchase of stocks or assets, reorganization or otherwise.

20.8                        Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.

20.9                        Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Delaware and, by execution and delivery of this Agreement, the Executive and the Corporation irrevocably consent to the jurisdiction of those courts.

20.10                 Independent Legal Advice. The Executive acknowledges that he has been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and the consequences of this Agreement.

20.11                 Language. The Parties acknowledge that they have requested and are satisfied that this Agreement be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente soit rédigée en anglais.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date and at the place first above-mentioned.

ENERKEM CORPORATION

/s/ Timothy J. Cesarek	Signature:	/s/ Vincent Chornet
TIMOTHY J. CESAREK
	Name:	Vincent Chornet

	Title:	C.E.O.

APPENDIX 1
INSURANCE COVERAGE

See attached document.